Plan Of Liquidation And Dissolution
Of
Old Mutual Insurance Series Fund

This Plan of Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of the Old Mutual Insurance Series Fund, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), in conformity with the laws of the State of Delaware, the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and the Trust’s Amended and Restated Agreement and Declaration of Trust, dated as of March 1, 2006 (the “Declaration of Trust”), and Amended and Restated By-Laws, dated as of May 21, 2008 (“Organizational Documents”), including the complete liquidation and dissolution of the following series portfolios of the Trust (each, a “Fund” and, collectively, the “Funds”):  Old Mutual Columbus Circle Technology and Communications Portfolio, the Old Mutual Growth II Portfolio, the Old Mutual Large Cap Growth Portfolio, the Old Mutual Large Cap Growth Concentrated Portfolio, the Old Mutual Mid-Cap Portfolio, the Old Mutual Select Value Portfolio, the Old Mutual Small Cap Portfolio, and the Old Mutual Small Cap Growth Portfolio.  All references in this Plan to action taken by a Fund shall be deemed to refer to action taken by the Trust on behalf of a Fund.

WHEREAS, Old Mutual Capital, Inc. (“OMCAP”) has recommended to the Board of Trustees of the Trust (the “Board of Trustees”) that the Trust and the Funds be terminated, liquidated and dissolved; and

WHEREAS, the Board of Trustees has considered the impact on the Funds’ shareholders of the termination and liquidation of the Funds and the Trust; and

WHEREAS, the Board of Trustees has determined that the termination, liquidation and dissolution of the Funds is advisable and in the best interests of the shareholders of the Funds, and has considered and approved this Plan as the method of accomplishing such actions; and

WHEREAS, pursuant to Sections 9.3 and 6.1 of the Declaration of Trust, the Funds and the Trust may be terminated at any time by the Trustees by written notice to the shareholders of the Funds, provided there are less than 100 shareholders of record of the Trust or a Fund as of the date the Plan is approved by the Trustees.

NOW THEREFORE, the termination, liquidation and dissolution of the Funds shall be carried out in the manner set forth herein:

1. Effective Date of Plan.  The effective date of the Plan (the “Effective Date”) shall be September 15, 2008.

2. Liquidation.  Consistent with the provisions of this Plan, the Funds shall be liquidated as promptly as practicable in accordance with its Organizational Documents, and all applicable laws and regulations, including but not limited to Sections 331 and 332 of the Code (the “Liquidation”, and the date on which the final liquidating distribution is made, the “Liquidation Date”).

3. Notice of Liquidation.  As soon as reasonable and practicable after the adoption of this Plan, the Funds shall provide notice to the Funds’ shareholders and other appropriate parties that this Plan has been approved by the Board of Trustees and that the Funds will be liquidating their assets.

4. Cessation of Business.  On the Effective Date, the Funds shall close to new investments and shall cease their regular business as series of a registered investment company and shall not engage in any business activities except for the purposes winding up the Funds’ business and affairs, preserving the value of their assets, and distributing their respective assets to shareholders in the Funds in accordance with the provisions of this Plan after discharging or making reasonable provision for the Funds’ liabilities; provided, however, that the Funds may continue to carry on any activities necessary to maintain their status as a regulated investment company under Subchapter M of the Code.

5. Payment of Debts.  As soon as reasonable and practicable after the Effective Date, the Funds shall determine and pay in full or discharge, or make reasonable provision to pay or discharge, including by establishment of a liquidating trust, escrow or reserve on the books of each of the Funds or other reasonable means determined by the Funds, all claims and obligations, including, without limitation, all contingent, conditional or unmatured claims and obligations known to the Funds, all claims and obligations that are known to the Funds but for which the identity of the claimant is unknown, and all claims and obligations that have not been made known to the Trust or that have not arisen but that, based on the facts known to the Trust, are likely to arise or to become known to the Trust within 10 years after the date of dissolution (each a “Liability” and collectively, the “Liabilities”).  To the extent a Fund can not pay or discharge a Liability prior to the Liquidation Date, then not later than the Liquidation Date the Fund may grant, assign, convey, transfer and contribute such unresolved Liability to the Liquidating Trust referred to in Section 10 below, along with such amounts of cash and other assets as the Fund shall determine might reasonably be required to resolve such unresolved Liability.

6. Liquidation of Assets.  As soon as reasonable and practicable after the Effective Date, the investment adviser and sub-adviser(s) for each Fund shall use all commercially reasonable efforts to sell all of the Fund’s portfolio assets for cash no later than October 15, 2008 and shall hold or reinvest the proceeds thereof in cash and such short-term securities as the Fund may lawfully hold or invest in.  Following the Effective Date and prior to the Liquidation Date, each Fund shall have the authority to engage in such transactions as may be appropriate to complete liquidation and dissolution, including without limitation, the authority to mortgage, pledge, sell, lease, exchange or otherwise dispose of all or any part of its other assets for cash and/or shares, bonds or other securities or property upon such terms and conditions as the Fund or its adviser and sub-adviser(s) (if any) shall determine, with no further approvals by the Board of Trustees except as required by law.  To the extent the Fund cannot dispose of an asset prior to the Liquidation Date, including in particular any rights associated with securities class action claims of which the Fund is a class member or putative class member, the Fund shall grant, assign, convey, transfer and contribute such asset (each a (“Remaining Asset” and collectively, the “Remaining Assets”) to the Liquidating Trust referred to in Section 10 below.

7. Liquidating Distribution.  As soon as reasonable and practicable after the Funds’ assets have been reduced to cash or cash equivalents, but no later than December 15, 2008, each Fund shall distribute pro rata to the Fund’s shareholders of record as of the close of business on the Liquidation Date all of the Fund’s then existing assets in complete and full cancellation and redemption of all the outstanding shares of the Fund, except for (i) cash, bank deposits, or cash equivalent securities in an estimated amount necessary to:  (a) discharge any unpaid liabilities and obligations of the Fund on the Fund’s books on the Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable through the Liquidation Date, and (b) pay such contingent liabilities as the Board of Trustees shall reasonably deem to exist against the assets of the Fund on the Fund’s books, and (ii) any Remaining Assets or other assets of the Fund that are contributed to the Liquidating Trust referred to in Section 10 below.

8. Satisfaction of Federal Income and Excise Tax Distribution Requirements.   If necessary, the Funds shall, by the Liquidation Date, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Funds’ shareholders all of the Funds’ investment company taxable income for the taxable years ending at or prior to the Liquidation Date (computed without regard to any deduction for dividends paid), and all of the Funds’ net capital gain, if any, realized in the taxable years ending at or prior to the Liquidation Date (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods.  Alternatively, the Funds may, if eligible, treat all or any portion of the amounts to be distributed pursuant to this Section 8 as having been paid out as part of the liquidating distributions made to the Funds’ shareholders pursuant to Section 7.

9. Expenses in Connection with this Plan.  The Funds will bear the costs incurred in connection with the Liquidation, but only to the extent such costs do not cause the total operating expenses for a Fund to exceed the expense limitations in effect for the Fund, as set forth in the current Expense Limitation Agreement between the Trust and OMCAP.  Old Mutual Capital, Inc. will bear all other expenses associated with the Liquidation, with the exception of those expenses of the Liquidating Trust, if any, expressly assumed by the beneficial owners of the liquidating trust, as set forth in the Liquidating Trust Agreement (defined in Section 10 below).  Notwithstanding the foregoing, the Funds’ shareholders will pay their own expenses, if any, incurred in connection with the receipt of any proceeds of the Liquidation.

10.           Liquidating Trust.  The Board may, if the Board in its absolute discretion deems it necessary, appropriate or desirable, establish with one or more trustees selected by the Board of Trustees, a liquidating trust (the "Liquidating Trust") pursuant to a liquidating trust agreement (the “Liquidating Trust Agreement”), which Liquidating Trust may include one or more separate series.  Upon establishment of the Liquidating Trust, the Board of Trustees shall (i) grant, assign, convey, transfer and contribute to the trustees of the Liquidating Trust all Remaining Assets of a Fund and any other assets of the Fund not yet distributed to the shareholders of the Fund, (ii) grant, assign, convey, transfer and contribute all unresolved Liabilities of the Fund to the Liquidating Trust, along with such amounts of cash and other assets as the Fund shall determine might reasonably be required to resolve such unresolved Liabilities, and (iii) distribute interests in a series of the Liquidating Trust that corresponds to the Fund, pro rata to such Fund’s shareholders of record as of the close of business on the Effective Date.

a. No distributions of any assts held by the trustees of the Liquidating Trust shall be made by such trustees other than as provided by the express terms and provisions of the Liquidating Trust Agreement, and no assets held by the trustees of the Liquidating Trust shall ever revert or be distributed to a Fund or to any shareholder thereof, as such, other than a former shareholder of record entitled thereto as provided in the Liquidating Trust Agreement.  Assets held in the Liquidating Trust shall be distributed to the beneficiaries of the Liquidating Trust at the time and under the conditions set forth in the express terms and provisions of the Liquidating Trust Agreement.

b. It is intended that each series of the Liquidating Trust will constitute a liquidating trust that is owned by the former shareholders of record of the particular Fund to which such series relates for federal income tax purposes.  Accordingly, for federal income tax purposes, it is intended that the assignment of the Remaining Assets and other assets of a Fund to the trustees of the Liquidating Trust shall, subject to the terms and conditions of the Liquidating Trust Agreement, constitute a final liquidating distribution by a Fund to its shareholders of record of their pro rata interests in such assets, followed by such shareholders’ contribution of their pro rata interests in such assts to the corresponding series of the Liquidating Trust.

11.           Powers of the Board of Trustees.  The Board of Trustees and, subject to the direction of the Board of Trustees, the officers of the Funds, shall have the authority to do or to authorize any or all acts and things as provided for in the Plan and as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filing of certificates, tax returns, forms and other papers.  The death, resignation or disability of any Director or any officer of the Trust shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in the Plan.

12.           Filings.  The Board of Trustees hereby authorizes the appropriate parties to make any necessary or appropriate filings relating to the liquidation and/or dissolution of the Funds and the Trust with the State of Delaware, the Internal Revenue Service (the “IRS”), the Securities and Exchange Commission (the “SEC”), or with any other appropriate authority. Without limiting the generality of the foregoing, the officers of the Funds are authorized and directed to file or cause to be filed Form 966 with the Internal Revenue Service within 30 days of adoption of this Plan.  The officers of the Funds are also authorized to file a Form N-8F with the SEC to deregister the Funds and a Certificate of Cancellation of the Trust with the Secretary of State of Delaware following the Liquidation.

13.           Amendment of Plan.  The Board of Trustees shall have the authority to authorize variations from or amendments to the provisions of this Plan as may be necessary or appropriate to effect the Liquidation of the Funds, the distribution of the Funds’ net assets to their shareholders in accordance with the laws of the State of Delaware, the 1940 Act, the Code, and the Fund’s Organizational Documents, and the winding up of the affairs of the Funds, if the Board of Trustees determines that such action would be advisable and in the best interests of the Funds and their shareholders.  The Board of Trustees may abandon this Plan at any time with respect to any one or more of the Funds if it determines that abandonment would be advisable and in the best interests of a Fund and its shareholders.

Adopted by the Board of Trustees on August 22, 2008.